Exhibit 99.1

CUBIST APPOINTS ROBERT J. PEREZ TO BOARD OF DIRECTORS

Three Long-Serving Directors to Retire

Lexington, Mass., April 1, 2014 — Cubist (NASDAQ: CBST) today announced the appointment of Robert J. Perez to its Board of Directors.  Since 2012, Mr. Perez has served as Cubist’s President and Chief Operating Officer (COO).  The Company also announced that in accordance with its Corporate Governance Guidelines regarding term limits, three long-serving Directors, Dr. Michael B. Wood, Dr. Martin Rosenberg, and J. Matthew Singleton, each submitted a revocable resignation letter thereby notifying the Company of their intent to retire from the Board effective at the Company’s 2014 Annual Meeting of Stockholders.

“Rob Perez is an outstanding leader with an impressive track record of driving significant shareholder value for more than a decade at Cubist, and we are delighted to have him join our Board,” said Kenneth M. Bate, non-executive Chairman of the Board of Directors at Cubist. “As President and COO, Rob has helped shepherd the Company toward our Building Blocks of Growth through a careful balancing of organic growth, disciplined M&A activity, international expansion, and development of our people and culture.  We are entering a powerful growth cycle at Cubist, and we owe much of this progress to Rob’s leadership and vision over the past several years.”

Mr. Bate continued, “On behalf of the Board of Directors and Cubist, I would like to thank Mike Wood, Marty Rosenberg, and Matt Singleton for their long-standing service and important counsel during a period of strong growth at Cubist.  Their leadership and dedication to the Company cannot be overstated, and we wish them well in all future endeavors.”

Mr. Perez has served as our President and COO since July 2012. From 2007 to 2012, Mr. Perez served as Executive Vice President and COO. He joined Cubist in 2003 as Senior Vice President, Sales and Marketing and then served as Senior Vice President of Commercial Operations from 2004 to 2007.  Prior to joining Cubist, Mr. Perez served as Vice President of Biogen, Inc.’s CNS Business Unit where he was responsible for leading the U.S. neurology franchise.  From 1995 to 2001 he served as a Regional Director, Director of Sales, and Avonex® Commercial Executive at Biogen.  From 1987 to 1995, Mr. Perez held various sales and marketing positions at Zeneca Pharmaceuticals.  Mr. Perez is a Director at AMAG Pharmaceuticals, Inc. and from 2006 - 2009 served as a Director at EPIX Pharmaceuticals, Inc.  He is also a Trustee of the Dana-Farber Cancer Institute and a Director of the California Healthcare Institute, the Biomedical Science Careers Program, and a member of the Board of Advisors of Citizen Schools of Massachusetts.

Mr. Perez received a B.S. from California State University, Los Angeles and an M.B.A. from The Anderson School at UCLA.

About Cubist

Cubist Pharmaceuticals, Inc. is a global biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical

65 Hayden Avenue, Lexington, MA 02421     P 781.860.8660     F 781.861.0566     www.cubist.com

needs in the acute care environment. Cubist is headquartered in Lexington, Massachusetts, with a central international office located in Zurich, Switzerland. Additional information can be found at Cubist’s web site at www.cubist.com.  Also, connect with Cubist on Twitter @cubistbiopharma and @cubistcareers, LinkedIn, or YouTube.

Forward-Looking Statements

This press release contains forward-looking statements. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding: our progress against our Building Blocks of Growth five-year goals through 2017; and the Company entering a powerful growth cycle, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others: our ability to achieve our short-term and our long-term goals, including as a result of our ability to continue to grow revenues from the sale of CUBICIN® (daptomycin for injection), DIFICID® (fidaxomicin) and ENTEREG® (alvimopan), generic and other competition, manufacturing issues, our ability to successfully develop, gain marketing approval for and commercially launch our product candidates for their planned indications and on their expected timelines, and our ability to discover, in-license or acquire new products and product candidates; and those additional factors discussed in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

Contacts:

INVESTORS:

Eileen C. McIntyre, 781-860-8533

Vice President, Investor Relations

eileen.mcintyre@cubist.com

or

MEDIA:

Julie DiCarlo, 781-860-8063

Senior Director, Corporate Communications

julie.dicarlo@cubist.com